Exhibit 99.1

Plug Power Announces Completion of Undertakings Related to 2023 SEC Settlement

SLINGERLANDS, N.Y., September 5, 2024 — Plug Power Inc. (NASDAQ: PLUG), a global leader in comprehensive hydrogen solutions for the green hydrogen economy, is pleased to announce that it has complied with and completed the undertakings in connection with its previously announced settlement of a civil administrative proceeding with the U.S. Securities and Exchange Commission (“SEC”) in 2023. On August 30, 2024, the Company certified with the SEC Staff that the Company completed the undertakings set forth in the SEC settlement, which included fully remediating its material weaknesses.

“Plug Power is happy to have completed the undertakings and concluded the SEC settlement,” said Plug CEO Andy Marsh. “We remain committed to ensuring ongoing compliance and governance best practices as we continue to lead the development of the green hydrogen economy.”

About Plug

Plug is building an end-to-end green hydrogen ecosystem, from production, storage, and delivery to energy generation, to help its customers meet their business goals and decarbonize the economy. In creating the first commercially viable market for hydrogen fuel cell technology, the company has deployed more than 69,000 fuel cell systems and over 250 fueling stations, more than anyone else in the world, and is the largest buyer of liquid hydrogen.

With plans to operate a green hydrogen highway across North America and Europe, Plug built a state-of-the-art Gigafactory to produce electrolyzers and fuel cells and is developing multiple green hydrogen production plants targeting commercial operation by year-end 2028. Plug delivers its green hydrogen solutions directly to its customers and through joint venture partners into multiple environments, including material handling, e-mobility, power generation, and industrial applications.

For more information, visit www.plugpower.com.

Plug Media Contact

Fatimah Nouilati

Allison

PlugPR@allisonworldwide.com